CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N 1A of our report dated October 30, 2024, relating to the financial statements and financial highlights of Overlay Shares Core Bond ETF, Overlay Shares Foreign Equity ETF, Overlay Shares Hedged Large Cap Equity ETF, Overlay Shares Large Cap Equity ETF, Overlay Shares Municipal Bond ETF, Overlay Shares Short Term Bond ETF, and Overlay Shares Small Cap Equity ETF, each a series of Listed Funds Trust, for the year ended August 31, 2024, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
December 19, 2024